UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)

December 31, 2011

Tandy Brands Accessories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211
(Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone number,
including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2012, Tandy Brands Accessories, Inc. (the "Company") announced that Dr. James Gaertner had resigned as a member of the Board of Directors of the Company, effective as of December 31, 2011. The resignation was not a result of a disagreement with the Company relating to the Company's operations, policies or practices and was not conditioned on the occurrence of any other event.

The Company also announced that Lisbeth R. McNabb has been appointed, effective January 1, 2012, as a member of the Board of Directors of the Company and the chair of the Board's Audit Committee. Ms. McNabb, age 51, brings over twenty years of experience to the Company in innovation across sales and business development, operations, financing and planning functions at companies such as Match.com, PepsiCo Frito Lay, American Airlines and AT&T.

Ms. McNabb founded w2wlink and has been its Chief Executive Officer since 2007. Prior to that time, she served as the Chief Financial Officer for match.com from 2005 to 2007 and the Senior Vice President – Finance and Planning for SODEXO from 1999 to 2005. Ms. McNabb currently serves on the board of directors of Nexstar Broadcasting and is the chair of its audit committee. She also serves as an advisory board member of American Airlines, Southern Methodist University, Texchange and the University of Nebraska Entrepreneurship Center. She earned her B.S. from the University of Nebraska and her M.B.A. from the Southern Methodist University Cox School of Business.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1	Press Release, dated January 4, 2012.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandy Brands Accessories, Inc.
Date: January 4, 2012	By:	/s/ N. RODERICK MCGEACHY, III N. Roderick McGeachy, III Chief Executive Officer